ARTICLES SUPPLEMENTARY

of

AGREE REALTY CORPORATION

September 21, 2012

Agree Realty Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article SIXTH of the Articles of Incorporation of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by resolutions duly adopted on August 17, 2012, has reclassified and designated 2,500,000 authorized but unissued shares of Excess Stock, par value $0.0001 per share, of the Corporation (“Excess Stock”), as shares of Common Stock, par value $.0001 per share, of the Corporation (“Common Stock”) with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth in the Charter.

SECOND: After giving effect to the foregoing classification, the Corporation has the authority to issue 20,000,000 shares of capital stock, par value $0.0001 per share, of which 15,850,000 shares are classified as shares of Common Stock, 4,000,000 shares are classified as shares of Excess Stock and 150,000 shares are classified as shares of the Corporation’s Series A Junior Participating Preferred Stock.

THIRD: The Excess Stock has been reclassified and designated by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

SIXTH: The undersigned President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Operating Officer and attested to by its Vice President, Chief Financial Officer and Secretary as of the date first written above.

AGREE REALTY CORPORATION

By:	/s/ Joey Agree	[SEAL]
Name:	Joey Agree
Title:	President and Chief Operating Officer

ATTEST:

AGREE REALTY CORPORATION

By:	/s/ Alan D. Maximiuk
Name:	Alan D. Maximiuk
Title:	Vice President, Chief Financial Officer and Secretary